CH ENERGY GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES               EXHIBIT (12) (i)

                                                                    2001 (1)                    Year Ended December 31,
                                                        --------------------------     -------------------------------------------
                                                         3 Months       12 Months
                                                          Ended           Ended
                                                          Dec 31         Dec 31         2000       1999      1998 (2)   1997 (2)
                                                        -----------     ----------     --------   --------   ---------  ----------
     Earnings:
A.       Net Income                                        $19,761        $50,835      $50,973    $48,573     $49,314     $51,856
B.       Federal and State Income Tax                      (22,981)        (3,338)      38,215     28,925      28,627      26,237
                                                        -----------     ----------     --------   --------   ---------  ----------
C.       Earnings before Income Taxes                      ($3,220)       $47,497      $89,188    $77,498     $77,941     $78,093
                                                        ===========     ==========     ========   ========   =========  ==========
D.       Fixed Charges
              Interest on Mortgage Bonds                       670          5,211       11,342     13,057      14,225      14,237
              Interest on Other Long-Term  Debt              1,798         10,446       12,864     11,094       8,890       8,860
              Other Interest                                 2,714         12,837        9,303      5,640       3,639       2,647
              Interest Portion of Rents                        193            801          962        993       1,004       1,020
              Amortization of Premium & Expense on Debt        335          1,350        1,170        993         924         906
              Preferred Stock Dividends of Central Hudson      (95)         3,026        5,556      5,078       5,031       4,800
                                                        -----------     ----------     --------   --------   ---------  ----------
                             Total Fixed Charges            $5,615        $33,671      $41,197    $36,855     $33,713     $32,470
                                                        ===========     ==========     ========   ========   =========  ==========

E.       Total Earnings                                     $2,395        $81,168      $130,385   $114,353   $111,654    $110,563
                                                        ===========     ==========     ========   ========   =========  ==========


     Preferred Dividend Requirements:
F.       Allowance for Preferred Stock Dividends
                  Under IRC Sec 247                           $807         $3,230       $3,230     $3,230      $3,230      $3,230
G.       Less Allowable Dividend Deduction                     (31)          (127)        (127)      (127)       (127)       (127)
                                                        -----------     ----------     --------   --------   ---------  ----------
H.       Net Subject to Gross-up                               776          3,103        3,103      3,103       3,103       3,103
I.       Ratio of Earnings before Income
              Taxes to Net Income     (C/A)                 (0.163)         0.934        1.750      1.595       1.581       1.506
                                                        -----------     ----------     --------   --------   ---------  ----------
J.       Preferred Dividend  (Pre-tax)    (H x I)             (126)         2,899        5,429      4,951       4,904       4,673
K.       Plus Allowable Dividend Deduction                      31            127          127        127         127         127
                                                        -----------     ----------     --------   --------   ---------  ----------
L.       Preferred Dividend Factor                             (95)         3,026        5,556      5,078       5,031       4,800
                                                        ===========     ==========     ========   ========   =========  ==========

M.       Ratio of Earnings to Fixed Charges    (E/D)          0.43           2.41         3.16       3.10        3.31        3.41
                                                        ===========     ==========     ========   ========   =========  ==========

(1) The reduction in the ratios reflect the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson Gas & Electric Corporation in its fossil generating plants and the Nine Mile 2 Plant.

(2) CH Energy Group, Inc. was formed on Dec. 15, 1999. Prior Periods have been restated to reflect preferred stock dividends as a component of fixed charges.